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                              Exhibit 23(d)(2)(bbb)

    Amendment to Sub-Advisory Agreement - Transamerica Oppenheimer Developing
                                     Markets

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                       TRANSAMERICA ASSET MANAGEMENT, INC.
                (FORMERLY, TRANSAMERICA FUND ADVISORS, INC.) AND
                             OPPENHEIMERFUNDS, INC.

THIS AMENDMENT is made as of January 1, 2008 to the Sub-Advisory Agreement dated as of November 7, 2005 (the "Agreement"), between Transamerica Asset Management, Inc. and OppenheimerFunds, Inc. on behalf of TA IDEX Oppenheimer Developing Markets. In consideration of the mutual covenants contained herein, the parties agree as follows:

4. COMPENSATION. Effective January 1, 2008, the sub-advisory fee rate for TA IDEX Oppenheimer Developing Markets is as follows:

          0.70% of the first $50 million of average daily net assets; 0.65% of average daily net assets over $50 million up to $200 million; 0.60% of average daily net assets over $200 million up to $500 million; and 0.55% of average daily net assets in excess of $500 million.

In all other respects, the Sub-Advisory Agreement dated as of November 7, 2005 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2008.

TRANSAMERICA ASSET MANAGEMENT, INC.
(FORMERLY, TRANSAMERICA FUND ADVISORS, INC.)


By: /s/ T. Gregory Reymann, II
    ---------------------------------
Name: T. Gregory Reymann, II
Title: Senior Vice President and
       Chief Compliance Officer


OPPENHEIMERFUNDS, INC.


By: /s/ Christina M. Nasta
    ---------------------------------
Name: Christina M. Nasta
Title: Vice-President